Exhibit 12.1

PNM RESOURCES, INC. AND SUBSIDIARIES
Ratio or Earnings to Fixed Charges
(1,000's)

Line		Year Ended December 31,
No.		12/31/05	12/31/04	12/31/03	12/31/02	12/31/01	12/31/00
	Fixed charges, as defined by the Securities and
	Exchange Commission:

1	Interest on Long-term Debt	$ 75,736	$ 46,702	$ 59,429	$ 56,409	$ 62,716	$ 62,823
2	Amortization of Debt Premium, Discount
	and Expenses	3,642	2,697	2,838	2,302	2,346	2,037
3	Other Interest	14,299	2,319	5,423	2,859	(42)	752
4	Estimated Interest Factor of Lease Rental Charges	20,643	19,617	20,452	23,233	22,856	19,716

5	Total Fixed Charges	$114,320	$ 71,335	$ 88,142	$ 84,803	$ 87,876	$ 85,328

	Earnings, as defined by the Securities and
	Exchange Commission:

6	Consolidated Net Earnings from Continuing
	Operations	$ 71,021	$ 88,258	$ 59,138	$ 64,272	$150,433	$100,946
7	Income Taxes	32,861	49,247	27,889	33,032	81,063	74,345
8	Add Fixed Charges as Above	114,320	71,335	88,142	84,803	87,876	85,328

9	Earnings Available for Fixed Charges	$218,202	$208,840	$175,169	$182,107	$319,372	$ 260,619

10	Ratio for Earnings to Fixed Charges	1.91	2.93	1.99	2.15	3.63	3.05